Exhibit 4.8

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of March 25, 2014 by and between:

(1)	iKang Healthcare Group, Inc., a company incorporated in the Cayman Islands (the “Company”); and

(2)	Best Investment Corporation, a limited liability company incorporated in the People’s Republic of China (the “Purchaser”).

The Purchaser and the Company are sometimes herein referred to each as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Purchaser wishes to invest in the Company by acquiring, and the Company wishes to issue to the Purchaser, Class A common shares in the Company (“Ordinary Shares”) in a transaction exempt from registration pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (“Regulation S” and the “Securities Act,” respectively), as contemplated by this Agreement (the “Private Placement”); and

WHEREAS, the Company has filed a registration statement on Form F-1 as of March 3, 2014 (as amended by Amendment No. 1 thereto dated March 21, 2014, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), each representing certain number of Ordinary Shares of the Company which will be specified in the amendments to the Registration Statement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, subject to and concurrent with the consummation of the Offering, at the Offer Price, a number of Ordinary Shares (the “Purchased Shares”), free and clear of all liens or encumbrances (other than those created by virtue of this Agreement) equal to the Purchase Price (as defined below) divided by the Offer Price. The total purchase price for the Purchased Shares is US$40,000,000 (the “Purchase Price”). The “Offer Price” means the price equal to the price per ADS set forth on the cover of the Company’s final prospectus in connection with the Offering (the “Final Prospectus”) divided by the number of Ordinary Shares represented by one ADS. The sale and purchase of the Ordinary Shares by the Company to the Purchaser shall be made pursuant to and in reliance upon Regulation S.

Section 1.2 Closing.

(a) Closing. Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Ordinary Shares pursuant to Section 1.1 shall take place concurrently with the initial closing of the Offering of the underwritten ADSs representing Ordinary Shares (the “Firm Share Offering”) at the same offices for the closing of the Firm Share Offering or at such other place as the Company and the Purchaser may mutually agree. The date and time of the Closing are referred to herein as the “Closing Date.”

(b) Payment and Delivery. At the Closing, the Purchaser shall pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available fund to such bank account designated five (5) days in advance in writing by the Company, and the Company shall deliver one or more duly executed share certificates in original form, registered in the name of the Purchaser, together with a certified true copy of the register of the members of the Company, evidencing the Ordinary Shares being issued and sold to the Purchaser.

(c) Restrictive Legend. Each certificate representing the Purchased Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

The Company shall take all actions necessary or appropriate to remove the foregoing legend from any certificate(s) (including any ADRs) representing the Purchased Shares at the time the Purchased Shares are registered under the Securities Act and sold pursuant to such registration, or are sold or to be sold under Rule 144 under the Securities Act, or otherwise in connection with a transfer pursuant to an exemption from registration under the Securities Act.

(d) ADS. Subject to the expiration of the lock-up period as agreed by the Purchaser in the Lock-Up Agreement (as defined below), the Company shall, upon request by the Purchaser, promptly take all actions necessary or appropriate to arrange for the issuance of ADSs in exchange for any Purchased Shares.

Section 1.3 Closing Conditions.

(a) Conditions of the Purchaser for the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares shall have been completed.

(ii) (A) The Company’s U.S. and PRC counsel shall have each delivered to the Purchaser a legal opinion dated as of the Closing Date substantially in the forms set forth in Exhibit B; and (B) the Company’s Cayman Islands counsel shall have provided to the Purchaser a legal opinion dated as of the Closing Date substantially in the form of the opinion to be delivered to the Underwriters in connection with the Offering.

(iii) Each of the representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing Date.

(iv) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted or threatened by a governmental authority of competent jurisdiction that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

(v) The ADSs shall have been listed on the NASDAQ Global Select Market, subject only to official notice of issuance.

(vi) The Underwriters shall have purchased pursuant to the underwriting agreement in the form previously provided by the Company to the Purchaser and to be entered into by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives of the several underwriters (the “Underwriting Agreement”), concurrently with the purchase and sale of the Purchased Shares by the Purchaser hereunder, the number of Ordinary Shares set forth on the cover of the Final Prospectus at the Offer Price (less any underwriting discounts or commissions).

(vii) The Purchaser shall have received certificates of the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, to the effect that (1) the representations and warranties in Section 2.1 are true and correct in all respects with the same force and effect as though expressly made at and as of the Closing Date, as the case may be, and (2) the Company has complied with this Agreement and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date.

(b) Conditions of the Company. The obligation of the Company to issue and sell the Purchased Shares to be sold to and purchased by the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares shall have been completed.

(ii) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted or threatened by a governmental authority of competent jurisdiction that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Organization and Authority.

(i) The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted by it and to carry out the transactions contemplated by this Agreement.

(ii) The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of the Company and its shareholders. This Agreement constitutes the valid and legally binding obligations of the Company, enforceable in accordance with its respective terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Capitalization.

(i) As of the Closing Date, the capitalization of the Company, including but not limited to its authorized share capital, option plans and issuance and warrant issuance will be as set forth in the Registration Statement. Schedule I of this Agreement sets forth all the authorized, issued and outstanding shares of capital stock of the Company as of the date hereof. All issued and outstanding common shares of the Company are validly issued, fully paid and non-assessable.

(ii) All outstanding common shares and all outstanding awards under the Company’s stock option plans and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated Affiliates (including without limitation the entities listed on Exhibit 21.1 to the Registration Statement, each a “Subsidiary” and, collectively, the “Subsidiaries”) have been issued and granted in compliance with (i) all applicable Securities Laws and other applicable laws and (ii) all requirements set forth in applicable contracts, without violation of the preemptive rights, rights of first refusal or other similar rights. Except as set forth in Schedule I and any equity securities to be issued as contemplated in the Offering and the Private Placement, no equity securities of the Company are or may become required to be issued by reason of any notes, bonds or other debt securities, or any option, warrant or other agreements to which the Company is a party. “Securities Laws” means the Securities Act, the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), the listing rules of, or any listing agreement with the NASDAQ Global Select Market and any other applicable law regulating securities or takeover matters. “Affiliate” means with respect to any person, any other person directly or indirectly Controlling, Controlled by or under common Control with, that person; and “Control” means the power to direct the management or policies of a person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise.

(c) Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act, and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.

(d) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby or the Offering contemplated by the Registration Statement, will (i) violate (A) any provision of the Organizational Documents of the Company or its Subsidiaries, (B) any Government License (as defined below), or (C) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity (as defined below) or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby or the Offering contemplated by the Registration Statement. As used herein, “Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

(e) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been obtained, made or given.

(f) Registration Statement. The Registration Statement, as of the date when it is declared effective by the SEC, will conform in all material respects to the requirements of the Securities Act and the rules and regulations thereunder and as of such date will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Other than with respect to any disclosure related to this Agreement, the preliminary prospectus contained in the Registration Statement as of the date hereof does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Final Prospectus, (A) at the time of filing of the Final Prospectus pursuant to Rule 424(b) under the Securities Act and (B) on the Closing Date, will conform in all material respects to the requirements of the Securities Act and the rules and regulations thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(g) No Registration or Integration.

(i) The issuance and sale of the Purchased Shares by the Company to the Purchaser contemplated herein comply with the requirements of Regulation S and are excluded from the registration requirements of the Securities Act.

(ii) The Private Placement will not be integrated with the offering of Shares and ADSs hereunder pursuant to applicable rules and regulations issued under the Securities Act.

(iii) No directed selling efforts (as defined in Rule 902 of Regulation S) have been made by the Company, any of its Affiliates or any person acting on its behalf with respect to any Purchased Shares.

(h) Private Placement. Other than the Private Placement and the transactions contemplated by the Underwriting Agreement, neither the Company nor any of its Affiliates has, and none of them will, enter into any other subscription, purchase or similar agreements with any other persons for the issuance or sale of, or issue or sell, any Ordinary Shares or other securities of the Company which will be consummated concurrently with or prior to the Offering.

(i) Compliance Matters.

(i) Within the past three years, none of the Company or any of its Subsidiaries, or any of their respective directors or officers, or, to the knowledge of the Company, any of their respective employees, authorized agents, or any other person associated with or acting on behalf of any of them, has conducted any act in violation of any applicable Anti-Corruption Laws, nor would they cause the Purchaser or any of its Affiliates to be in violation of any applicable Anti-Corruption Law. Each of the Company and its Affiliates has instituted, maintained and complied with appropriate policies, procedures and controls that are in compliance with applicable Anti-Corruption Laws. “Anti-Corruption Laws” means all the laws, regulations, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

(ii) Within the past three years, none of the Company or any of its Affiliates has engaged in (and none of them has authorized or permitted any Affiliate or any other person acting on its behalf to engage in) any corrupt practice, fraudulent practice, coercive practice, collusive practice or obstructive practice with respect to the Company.

(iii) The Company and its Affiliates have not entered into any transaction or engaged in any activity prohibited by any resolution of the United Nations Security Council.

(iv) The Company and its Affiliates have not conducted business or entered into any transaction with, or transmitted funds through, a “shell bank” or a bank that is incorporated in a jurisdiction in which it has no physical presence and which is not an Affiliate of a regulated bank or a regulated financial group.

(j) Financial Statements. The financial statements included in the Registration Statement, together with the related schedules and notes, comply as to form in all material respects with the requirements of Regulation S-X under the Exchange Act, and present fairly the financial position of the Company and its Subsidiaries at the dates indicated and the statement of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for the periods specified; and said financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“US GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules present fairly in all material respects in accordance with US GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Registration Statement present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included in the Registration Statement under the Securities Act, including any regulations promulgated thereunder. All disclosures contained in the Registration Statement regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

(k) Possession of Licenses and Permits. Except as disclosed in the Registration Statement, the Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate national, provincial, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where a failure to so possess would not, singly or in the aggregate, result in a Material Adverse Effect; The Company and its Subsidiaries are, and have at all times been, in compliance with the terms and conditions of all such Governmental Licenses except where a failure to so comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Government Licenses where a failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. “Material Adverse Effect” means any material adverse change in the business, properties, condition, financial or otherwise, or in the earnings, business affairs or prospects of the Company and its Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business.

(l) SAFE Compliance. Except as disclosed in the Registration Statement, the Company has taken all reasonable steps to comply with, and to cause all of the Company’s shareholders who are PRC residents or PRC citizens, to comply with any applicable rules and regulations of the State Administration of Foreign Exchange (the “SAFE Rules and Regulations”), including, without limitation, taking reasonable steps to require each shareholder that is, or is directly or indirectly owned or controlled by, a PRC resident or PRC citizen to complete any registration and other procedures required under applicable SAFE Rules and Regulations.

(m) Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is (A) in violation of its Organizational Documents, (B) in default (or with the giving of notice or lapse of time would be in default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them is bound, or to which any of the property or assets of the Company or any Subsidiary is subject, (C) in violation of any law, statute, regulation, rule, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), or (D) in breach or in default of any of the Government Licenses, and except, in the case of clauses (B), (C) and (D), for such defaults, breaches or violations as would not, individually or in the aggregate, result in a Material Adverse Effect.

(n) Absence of Disputes. There is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending, or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, that is required to be disclosed in the Registration Statement (other than as disclosed therein), or which might result in a Material Adverse Effect, or which might materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; and the aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Registration Statement, no labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent, which, in either case, would result in a Material Adverse Effect.

(o) Corporate Structure. The description of the corporate structure of the Company, as set forth in the Registration Statement under the caption “Corporate Structure” is true and accurate in all material respects and nothing has been omitted from such description which would make it misleading in any material respect. There is no other agreement, contract or other document relating to the corporate structure or the operation of the Company and its Subsidiaries to the extent material to the Company, which has not been previously disclosed or made available to the Purchaser and disclosed in the Registration Statement.

(p) Possession of Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patents rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its Subsidiaries has infringed or is infringing the intellectual property of a third party or has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate would result in a Material Adverse Effect.

(q) Title to Property. The Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except as disclosed in the Registration Statement or except where failure to have good and marketable title to such real property or good title to all other properties owned by them would not, individually or in the aggregate, result in a Material Adverse Effect; and except as disclosed in the Registration Statement, all of the leases and subleases material to the business of the Company and its Subsidiaries, taken as a whole, are valid, subsisting, enforceable and in full force and effect, and neither the Company nor any Subsidiary has any notice of any material claim that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the material leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such material lease or sublease.

(r) Payment of Taxes. The Company and its Subsidiaries have filed all material tax returns that are required to have been filed by them pursuant to applicable national, provincial, local and non-U.S. tax law, and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not, individually or in the aggregate, result in a Material Adverse Effect.

(s) Insurance. Except as disclosed in the Registration Statement, the Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business in the PRC, and all such insurance is in full force and effect. The Company has no reason to believe that it or any Subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire, or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither of the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(t) Dividend Payment. Except as disclosed in the Registration Statement, no Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s share capital or equity interest, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

(u) Payments in Foreign Currency. Except as disclosed in the Registration Statement, under current laws and regulations of the Cayman Islands and any political subdivision thereof, all dividends and other distributions declared and payable on the Securities and the underlying Ordinary Shares may be paid by the Company to the holder thereof in United States dollars and freely transferred out of the Cayman Islands and all such payments made to holders thereof or therein who are non-residents of the Cayman Islands will not be subject to income, withholding or other taxes under laws and regulations of the Cayman Islands, or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in the Cayman Islands or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in the Cayman Islands or any political subdivision or taxing authority thereof or therein.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is a company duly incorporated as a limited liability company, validly existing and in good standing under the laws of the People’s Republic of China, with full power and authority to own and operate and to carry on its business in the places and in the manner as currently conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Consents. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation by it of any of the transactions contemplated hereby nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given.

(e) No Conflict. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by the Purchaser with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, the Purchaser.

(g) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges and agrees that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(iv) Information. The Purchaser has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the foregoing, including the terms and conditions of this Agreement; provided, however, neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or by its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the disclosure materials provided by the Company under this Agreement. The Purchaser is not relying on, and has not relied on, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement. The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchased Securities and on that basis believes that an investment in the Purchased Securities is suitable and appropriate for such Purchaser.

(v) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vi) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S.

ARTICLE III

COVENANTS

Section 3.1 Lock-Up. The Purchaser shall, on the Closing Date, execute and deliver a lock-up agreement (the “Lock-Up Agreement”) to the Underwriters, substantially in the form set forth in Exhibit A hereto; provided, that the Lock-Up Agreement is in form and substance substantially the same as the lock-up agreement attached as Exhibit A to the Underwriting Agreement.

Section 3.2 Standstill.

(a) The Purchaser hereby agrees that, without the prior written approval of the Company, the Purchaser and its Affiliates will not, for a period of 180 days from the date of this Agreement, acquire more than an additional 5% of the total outstanding common shares of Voting Securities (as defined below) of the Company, calculated on a basis that includes all common shares actually outstanding. “Voting Securities” shall mean the common shares (including Ordinary Shares represented by the Company’s ADSs) and any other securities entitled to vote generally for the election of directors of the Company. For the avoidance of doubt, the Purchased Shares acquired by the Purchaser on the Closing Dates under this Agreement are not “additional” Ordinary Shares for purposes of this Section 3.2(a).

(b) The Purchaser hereby agrees that, without the prior written approval of the Company, the Purchaser will not, and will use its reasonable efforts to cause its Affiliates not to, for a period of 180 days from the date of this Agreement, directly or indirectly, acting alone or with others, assist, support, encourage, finance, participate with or advise any other person’s or entity’s efforts to:

(i) propose a merger, business combination, tender or exchange offer, share exchange, recapitalization, consolidation or other similar transaction involving the Company or any of its Subsidiaries;

(ii) propose or offer to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company or any of its Subsidiaries;

(iii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or act in concert with any person with respect to the securities of the Company or any of its Subsidiaries in an attempt to circumvent the provisions of this Agreement;

(iv) solicit or participate in the solicitation of any proxies or consents with respect to the voting securities of the Company or any of its Subsidiaries; or

(v) enter into any substantial discussions or arrangements with any third party with respect to any of the foregoing.

(c) Notwithstanding the foregoing, this Section 3.2 shall not apply to, or be deemed to in any way restrict, any external investment managers of the Purchaser or its Affiliates the investment decisions of which are made in the discretion of such investment managers or any investment funds or other pooled investment vehicles managed by third parties in which the Purchaser or any of its Affiliates have any interest.

Section 3.3 Further Assurances. From the date of this Agreement until the Closing Date, the Parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

Section 3.4 Registration Rights. The Company shall grant to the Purchaser equivalent registration rights with respect to the Purchased Shares to those described under the caption “Description of Share Capital — Registration Rights” in the Registration Statement pursuant to a registration rights agreement to be mutually agreed in good faith (the terms of which shall be no less favorable to the Purchaser than those granted to any other person) as promptly as practicable after the date hereof and in no event later than thirty (30) days following the Closing Date.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. The Company shall indemnify, defend and hold the Purchaser harmless from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, reasonable legal and accounting fees and expenses), which would not have been incurred if (a) all of the representations and warranties of the Company under this Agreement had been true and correct when made and at the time of the Closing and (b) all of the covenants and agreements of the Company under this Agreement had been duly and timely complied with and performed; provided, however, that the aggregate liability of the Company to the Purchaser under this Section 4.1 shall not exceed the Purchase Price.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival of the Covenants, Representations and Warranties. All representations, warranties and agreements contained in this Agreement, or in certificates of officers of the Company or any of its Subsidiaries submitted pursuant hereto, shall survive the Closing, regardless of (i) any investigation made by or on behalf of the Purchaser or any of its Affiliates and (ii) delivery of and payment for the Purchased Shares. All such representations and warranties shall survive the Closing for a period of two years and shall terminate and be without further force or effect on the second anniversary of the Closing Date, except as to (A) any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the Company on or prior to such second anniversary, (B) the Company’s representations and warranties contained in Section 2.1(a), (b), (c), (d), (e) and (r) hereof, each of which shall survive indefinitely (or until the latest date permitted under applicable law) following the Closing, and (C) the Company’s representations and warranties contained in Section 2.1(f) hereof, each of which shall survive for a period of five years following the Closing (except with respect to any claims pursuant to Section 4.1 relating to any environmental matters, which claims may be made by the Purchaser at any time following the Closing until the expiration of the applicable statute of limitation).

Section 5.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. The language to be used in the arbitration proceedings shall be English.

Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Parties, except that the Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Purchaser without the consent of the other Parties, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party or Parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to Purchaser, at:

Best Investment Corporation

12/F, New Poly Plaza

1 Chaoyangmen Beidajie,

Dongcheng District, Beijing 100010

Fax:  +86-10-6408-6097

Attn: Kongdong Zheng

          Ziwei Xu

With copies to:

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road

Central, Hong Kong

Fax:  +852 3015 9354

Attn: Akiko Mikumo, Esq.

          Henry Ong, Esq.

If to the Company, at:

iKang Healthcare Group, Inc.

B-6F, Shimao Tower

92A Jianguo Road

Chaoyang District, Beijing 100022

Fax:  +86-10-5320-6688

Attn: Chief Financial Officer

With copy to:

Davis Polk & Wardwell LLP

2201 China World Office 2

1 Jian Guo Men Wai Avenue

Beijing 100004, PRC

Fax:  +8610-8567-5123

Attn: Li He, Esq.

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 5.8 Severability; Separate Obligations. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby. Each of the representations, warranties and undertakings given by the Company hereunder shall be construed as a separate representation, warranty or undertaking, as applicable, and shall not be construed as limiting any other representation, warranty or undertaking given hereunder.

Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

Section 5.10 Public Announcements. None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Purchaser and the Company unless otherwise required by Securities Law or other applicable law, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 5.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.12 Purchaser Description.

(a) The Company shall afford the Purchaser an opportunity in which to review and comment on any description of the Purchaser and/or the transactions contemplated by this Agreement that is to be included in the Registration Statement filed after the date hereof or marketing materials used in connection with the Offering. The Purchaser agrees to undertakes to promptly provide a description of its organization and business activities and the beneficial ownership of any shares of the Company that it is acquiring hereunder to the Company (the “Purchaser Description”) as may be reasonably required to satisfy the disclosure obligations in connection with the Registration Statement and the prospectus therein under applicable laws, regulations and the listing rules of the Nasdaq Global Select Market, and hereby represents that the Purchaser Description will not, as of the applicable effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Purchaser also consents to the inclusion of the Purchaser Description, the Purchaser’s name as well as the matters relating to the Purchaser’s subscription of the Purchased Shares in the Registration Statement and the prospectus therein, and in press releases and other marketing materials for the Offering. Additionally, the Purchaser hereby consents to the filing of this Agreement as an exhibit to the Registration Statement.

Section 5.13 Purchaser’s Affiliates. For purposes of this Agreement, whenever the term “Affiliate” is used with respect to the Purchaser, such term shall not include Central Huijin Investment Ltd., CITIC Capital Holdings Limited and each of their respective subsidiaries, and any person or entity which would have been considered to be an Affiliate of the Purchaser due to common control of such person or entity and the Purchaser, whether directly or indirectly, by any government or governmental authority.

Section 5.14 Termination. In the event that the Closing shall not have occurred by June 30, 2014, this Agreement shall be terminated unless the Parties mutually agree in writing by June 30, 2014 to amend this Section 5.14 to provide for a later date.

Section 5.15 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.16 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

iKang Healthcare Group, Inc.

By:	/s/ Ligang Zhang
Name: Ligang Zhang
Title: Chairman and Chief Executive Officer

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Best Investment Corporation

By:	/s/ Li Keping
Name: Li Keping
Title: Executive Director & President

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]